Exhibit 10.6
RESTRICTIVE COVENANT AND SEPARATION AGREEMENT
AND FULL RELEASE OF CLAIMS

This Restrictive Covenant and Separation Agreement and Full Release of Claims (the "Agreement") is by and between USA Compression GP, LLC (the “Company”) and its subsidiaries and affiliates, including USA Compression Partners, LP (the “Partnership”), and Eric D. Long (the "Employee").
WHEREAS, effective as of October 2, 2024, Employee and Company have agreed that Employee will no longer serve as an officer, director and/or manager of the Company, the Partnership and its and their affiliates; and
WHEREAS, effective as of December 31, 2024 (the “Retirement Date”), Employee will retire from the Company and terminate his employment status; and
WHEREAS, in order to achieve a final and amicable resolution of the employment relationship in all its aspects, including as an officer, director and/or manager of the Company and/or the Partnership, (a) Company has agreed to make payments under this Agreement to which Employee is not otherwise entitled under any policy, practice, agreement or other understanding, and (b) the Company and the Employee are entering into this Agreement and the Consulting Agreement of even date herewith between the Company and the Employee (the “Consulting Agreement”); and
WHEREAS, following the expiration or termination of the Consulting Agreement, Employee will execute that certain Supplemental Release in the form attached as Exhibit “1” to the Consulting Agreement (the “Supplemental Release”).
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.    Cessation of Duties and Employment. Employee’s employment with Company has terminated or will terminate effective as of the Retirement Date. For avoidance of doubt Employee shall be paid his current salary and enjoy his current benefits through and until his Retirement Date and nothing herein is intended to diminish any salary and benefits that are due to Employee on or prior to the Retirement Date.
2.    Consideration.
(a)    As consideration for Employee’s promises made in this Agreement, including Employee’s full release of claims in Section 4 of this Agreement, Company agrees to the following:
(i)    Company agrees to pay Employee a payment in the total gross amount of Nine Hundred Sixty-Two Thousand Four Hundred Dollars

and No Cents ($962,000.00) (the “Separation Payment”); less all required governmental payroll deductions and withholdings. The Separation Payment shall be made as soon as reasonably practicable after the Effective Date (as that term is defined in Section 4 below).
(ii)    As further consideration, the Employee will receive a payment of Twenty-Five Thousand Dollars ($25,000.00) upon the execution and non-revocation of the Supplemental Release. Employee understands and acknowledges the execution of the Supplemental Release at the end of the term of the Consulting Agreement is a material inducement to entering into this Agreement.
(iii)    As further consideration, commencing on January 1, 2025, Company shall make a lump-sum payment equal to the full cost of the of Employee’s premium for twelve (12) months of health insurance coverage under the Company’s health insurance plan.
(b)    As consideration for Employee’s agreement to be bound by the restrictive covenants found in Section 6 of this Agreement as well as the specific promises and covenants of Sections 5, 6 and 11 of this Agreement and the Employee’s agreement to waive and avoid any challenges to the enforceability of the restrictions in Section 6 as written, the Company shall accelerate certain phantom units awarded to the Employee under the Partnership’s 2013 Long-Term Incentive Plan, as amended (the “Unit Plan”) as described in below. The restrictive covenants set forth in Section 6 are substantially same provisions (updated to contemplate the term of the Consulting Agreement, the defined terms hereunder and the Retirement Date described in this Agreement) provided for under the Retention Phantom Unit Agreement awarded and accepted by the Employee on December 5, 2019, and the Employee Phantom Unit Agreement(s) awarded and accepted by the Employee on or about December 5, 2019, December 5, 2020, December 5, 2021, December 5, 2022 and December 5, 2023 (the “Unit Award Agreements”). Capitalized terms used in this Section 2 but not otherwise defined shall have the meanings ascribed to such terms in the Unit Award Agreements.
Company shall cause 305,984 of the phantom units awarded to Employee under the terms of the Unit Plan and subject to the Unit Award Agreements, to be accelerated in their vesting (the “Restrictive Covenant Units”). The Restrictive Covenant Units shall be delivered to Employee within thirty (30) days after the Effective Date, as defined herein. Employee understands that in connection with this Section 2(b), Employee will be responsible for any and all applicable government withholdings in connection with the Restrictive Covenant Units. The Employee may elect to settle up to 50% of the Restrictive Covenant Units in cash, with any portion first used to satisfy the Partnership’s (or its affiliate’s) obligations with respect to federal, state, foreign and/or local tax, including payroll tax, tax withholding and other tax obligations relating to such settlement, and the remainder paid to the Employee. If the Employee does not provide funds (either through cash settlement or Employee’s own funds) sufficient to satisfy such obligations, the Company will cause the Partnership to settle any applicable governmental withholding pertaining to the vesting of the Restrictive Covenant Units through the withholding of the number of common units necessary to satisfy the Partnership’s (or its affiliate’s) obligations with respect such tax withholding and other tax obligations (in the Company’s sole judgment). If the common units issued in connection with the vesting of the Restrictive Covenant Units have not been registered with the Partnership’s transfer agent as outstanding prior to the ex-dividend date attributable to the fourth quarter of the fiscal year ended December 31, 2024, and the Restrictive Covenant Units do not remain outstanding as of the payment date associated with such distribution, then the Company shall pay Employee an amount equal to the distribution that would have been paid on such common units based on the number of common units actually issued following any cash settlement or tax withholding obligations associated with the vesting of the Restrictive Covenant Units.
In addition to the Restrictive Covenant Units, the Employee also has an additional 203,990 unvested phantom unit, which will accelerate in their vesting following the Employee’s Qualified Retirement after the Retirement Date under the terms and conditions of the Unit Award Agreements (“Qualified Retirement Units”). Employee understands that Qualified Retirement Units shall be subject to Section 15(b) of the Unit Award Agreements and a six-month delay in the acceleration of vesting and payment of any associated distribution amount. As such, the Qualified Retirement Units and any distributions that would be paid prior to the six-month delay requirement shall be accrued for and then accelerated and or paid on July 1, 2025. The Employee may elect to settle up to 50% of the Qualified Retirement Units in cash, with any portion first used to satisfy the Partnership’s (or its affiliate’s) obligations with respect to federal, state, foreign and/or local tax, including payroll tax, tax withholding and other tax obligations relating to such settlement or any distributions attributable to the Qualified Retirement Units, and the remainder paid to the Employee. If the Employee does not provide funds (either through cash settlement or Employee’s own funds) sufficient to satisfy such obligations, the Company will cause the Partnership to settle any applicable governmental withholding for the Qualified Retirement Units or any distributions attributable thereto through the withholding of common units.
Employee specifically acknowledges and agrees that if the restrictive covenants found in Section 6 as well as promises and covenants in Sections 5, 6 and 11 are determined to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Employee and Company, then Company’s promises in Section 2(b) with respect to the Restrictive Covenant Units shall fail for lack of consideration and immediately be null and void, and any payments already paid hereunder shall be returned or reimbursed by Employee to Company.
The consideration given to Employee hereunder is expressly and completely conditioned upon Employee's full compliance with the terms and conditions set forth in this Agreement. Notwithstanding anything in this Agreement to the contrary, and in addition to any and all other remedies and alternatives which may be available at law or in equity, in the event of a breach or threatened breach of the provisions of this Agreement by Employee, Company may (in its sole discretion) cease without further obligation to Employee to make any of the remaining payments set forth in this Section 2.
3.    No Additional Benefits. Employee agrees that this Agreement resolves any and all outstanding issues arising from Employee’s employment. Employee further acknowledges and agrees that Employee has received all compensation and benefits to which Employee would otherwise be entitled through the Retirement Date and shall receive no other compensation or benefits from Company other than those set forth above, including under the any Company or Partnership severance arrangements, the Partnership’s Annual Bonus Plan, the Energy Transfer LP Severance Plan, the Energy Transfer Non-Midstream Business Severance Plan and the Energy Transfer LP Annual Bonus Plan. However, following the Retirement Date, Employee shall retain any vested interest and vested rights that Employee may otherwise have under any employee benefit plan sponsored by Company (including any required COBRA continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended), subject to the terms and conditions of such plan.
4.    Release of Claims. Employee stipulates, agrees, and understands that for and in consideration of the mutual covenants set forth in this Agreement, specifically including the payments and considerations set forth in Section 2 above, the same being good and valuable consideration, Employee hereby acting of Employee’s own free will, voluntarily and on behalf of himself, Employee’s heirs, administrators, executors, successors and assigns, RELEASES, ACQUITS and forever DISCHARGES the Company and the Partnership and its and their parent entities, and its and their respective past and present subsidiaries, affiliates, specifically including Energy Transfer LP, partners, directors, officers, owners, shareholders, employees, benefit plans, benefit plan fiduciaries, predecessors, joint employers, successor employers and agents, and each of them (collectively "Released Parties"), of and from any and all debts, obligations, claims, counterclaims, demands, judgments and/or causes of action of any kind whatsoever (whether known or unknown, in tort, contract, at law or in equity, by statute or regulation, or on any basis), based on facts occurring at any time before, or at the time of, Employee's signing of this Agreement, for any damages or other remedies of any kind, including, without limitation, direct or indirect, consequential, compensatory, actual, punitive, or any other damages, attorneys' fees, expenses, reimbursements, costs of any kind or reinstatement. This release includes, but is not limited to, any and all rights or claims, demands and/or causes of action arising out of Employee’s employment or termination from employment with Company, or relating to purported employment discrimination, retaliation or violations of civil rights, if any, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, Executive Order 11246, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, or any other applicable federal, state, or local statute or ordinance or any other claim, whether statutory or based on common law, arising by reason of Employee’s employment with Company or the termination of such employment or circumstances related thereto, or by reason of any other matter, cause, or thing whatsoever, from the first date of employment with Company (or any predecessor to Company) to the date and time of execution of this Agreement. Notwithstanding the preceding, nothing in this Agreement is intended to waive or otherwise release Employee’s right to: (i) coverage under the Company’s or the Partnership’s director and officer insurance policies, if any; (ii) indemnification under the Company’s or Partnership’s organizational documents and/or internal policies or, for events related to his period of employment with the Company, as may be applicable or (iii) any obligations of the Company or the Partnership under this Agreement.
Employee has a period of twenty-one (21) days in which to consider this Agreement. Employee may choose to sign this Agreement prior to the expiration of the twenty-one (21) day period but is not required to do so. Once Employee signs the Agreement, Employee shall have a period of seven (7) days from the date Employee signs the Agreement to revoke the Agreement. The Agreement shall not become effective or enforceable until the eighth day after Employee signs the Agreement (the “Effective Date”). To revoke this Agreement, Employee must provide written notice of revocation to the Company at Attention: Christopher W. Porter, USA Compression Partners, 111 Congress Avenue, Suite 2400, Austin, Texas 78701, prior to the expiration of the seven (7) day revocation period. No payments under this Agreement shall be due until the expiration of the seven (7) day revocation period. Company hereby advises Employee to consult with an attorney concerning this Agreement prior to signing the Agreement.
5.    Confidential and Proprietary Information. Employee acknowledges, agrees and stipulates that during his employment Employee had access to confidential and proprietary information relating to the business and affairs of the Company and the Partnership and its and their parent, subsidiary, and affiliated entities including, by way of example, (i) financial information, including budgets or projections, business plans, pricing policies or strategies, tariff information, business methods, or any other financial, marketing, pricing, or regulatory strategic information;

(ii) information about existing or potential customers and their representatives, including customer identities, lists, preferences, customer services and all other customer information; (iii) information about pending or threatened legal or regulatory proceedings; (iv) unit holder data, information about employees and the terms and conditions of their employment; (v) computer techniques, programs and software; (vi) trade secrets, technical information, patents, techniques, concepts, formulas, documentation, intellectual property, software, industrial designs, products, technical studies and data, and engineering information (including, but not limited to such information related to Energy Transfer LP’s Dual Drive Technology or any invention, improvement, development, concept, discovery or other proprietary information in any way reasonably related to the Company’s existing or proposed business or Energy Transfer LP’s Dual Drive Technology); (vii) information about potential acquisitions or divestitures; and (viii) any other non-public information that cannot be obtained readily by the public and would be useful or helpful to competitors, customers or industry trade groups if disclosed (collectively, "Confidential Information"). Employee shall (i) keep in strict confidence the Confidential Information; (ii) not, without the express prior written consent of the Company, disclose or permit Confidential Information to be disclosed to anyone; and (iii) not use the Confidential Information for Consultant’s own benefit, or on behalf or for the benefit of, any other person, partnership, entity, association, or corporation, directly or indirectly, other than in connection with the services hereunder. As used herein, “Dual Drive Technology” means the technology, patents, copyrights, trademarks, trade secrets, computer programs, controls, source code, design, technical operation, know how, confidential information or other intellectual property related to Energy Transfer or Dual Drive Technologies, Ltd.’s proprietary natural gas compression system consisting of both natural gas and electric motors and all other ancillary infrastructure related thereto.
Employee agrees that Employee shall not, at any time, directly or indirectly, for any reason whatsoever, with or without cause, unless pursuant to a lawful subpoena or court order, use, disseminate or disclose any of the Confidential Information to any person or entity. Employee further acknowledges that if Employee were to use or disclose, directly or indirectly, the Confidential Information, that such use and/or disclosure would cause the Company and the Partnership irreparable harm and injury for which no adequate remedy at law exists. Therefore, in the event of the breach or threatened breach of the provisions of this Agreement by Employee, Company and the Partnership shall be entitled to obtain injunctive relief to enjoin such breach or threatened breach, in addition to all other remedies and alternatives which may be available at law or in equity. Employee acknowledges that the remedies contained in the Agreement for violation of this Agreement are not the exclusive remedies which the Company may pursue. The foregoing restrictions in this Section 5 shall not apply to Employee’s communication with federal, state, or local governmental agencies as may be legally required or otherwise protected by law.

6.    Restrictive Covenants.
(a)    For purposes of this Section 6, unless expressly modified by this Agreement, all capitalized terms used, but not otherwise defined shall have the same meaning ascribed to such terms in the Unit Plan or the Unit Award Agreements. Additionally, Employee acknowledges and agrees that for purposes of this Agreement and specifically this Section 6, the Restrictive Covenant Period shall commence as of the Retirement Date and continue until the one-year anniversary of the end of the term of the Consulting Agreement. Employee agrees and acknowledges that during Employee’s Service to the Company and the Partnership, the Company and the Partnership have provided the Employee access to, and/or allowed the Employee the opportunity to develop, confidential information of the Company and the Partnership, including certain information pertaining to the Company and the Partnership’s past, current, and future: business plans, corporate opportunities, operations, acquisition, merger or sale strategies; production, product development, product names and marks; marketing, costs, pricing, financial performance, business plans, and strategic plans; financial statements and all information relating to financial activities, assets, and liabilities; operation or production procedures or results; trade secrets; partners, partnership or other business arrangements or agreements with third parties; customers including their identities, contact persons, sales volumes, preferences, requirements, history, and contracts; and technical information, including equipment, drawings, blueprints, services and processes, along with any other information relating to Company and the Partnership that is treated by the Company and the Partnership as Confidential Information. The Company and the Partnership also provided Employee access to, and the opportunity to develop, business relationships with the Company’s and the Partnership’s customers, clients, suppliers and partners with whom the Company and the Partnership have developed goodwill and to which Employee would not have otherwise had access (collectively, “Protected Relationships”). Employee acknowledges and agrees that even if Employee created or added to any Confidential Information or Protected Relationships, Employee was compensated to do so under Employee’s Service with the Company and the Partnership, and any such information is and will remain the property of the Company and the Partnership.
(b)    Employee acknowledges that the business of the Company and the Partnership is highly competitive and that the Confidential Information and opportunity to develop Protected Relationships were valuable, special, and unique assets of the Company and the Partnership which they use in their business to obtain a competitive advantage over their competitors which do not know or use this information. Employee further acknowledges that protection of the Confidential Information and Protected Relationships against unauthorized disclosure and use is of critical importance to the

Company and the Partnership in maintaining their competitive position. Accordingly, Employee hereby agrees that Employee will not, at any time during or after Employee’s Service to the Company and the Partnership, make any unauthorized disclosure of any Confidential Information or make any use thereof or of the Protected Relationships, except for the benefit of, and on behalf of, the Company and/or the Partnership.
(c)    Employee acknowledges that, as a result of Employee’s Service, Employee has had access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, clients, vendors, suppliers, partners, joint venturers, and the like, of the Company and the Partnership. Employee agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the Confidential Information
(d)    During the Restrictive Covenant Period, Employee shall not, on Employee’s own behalf or on behalf of any other person, partnership, entity, association, or corporation, hire or seek to hire any employee of the Company or the Partnership not an employing affiliate thereof or in any other manner attempt directly or indirectly to influence, induce, or encourage any employee of the Company or the Partnership to leave the employment of the Company or the Partnership, nor shall Employee use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses, or personal telephone numbers of any employees of the company or the Partnership or any employing affiliate thereof for the purpose of soliciting such employee for potential employment or services on behalf of any person or entity other than the Company or the Partnership.
(e)    During the Restrictive Covenant Period, Employee shall not, on Employee’s own behalf or on behalf of any other person, partnership, entity, association, or corporation, directly or indirectly:
i.    influence, induce, solicit, or encourage any potential or actual customer, actual vendor, or actual business partner of the Company or the Partnership to abandon, reduce, or materially change its business relationship with the Company or the Partnership, or
ii.    provide products or services related to the Restricted Business to any potential or actual customer or actual business partner of the Company and/or the Partnership.
This Section 6 shall only restrict Employee’s activities with respect to (i) actual or potential customers and actual business partners of the Company and/or the Partnership with whom Employee had direct contact or business dealings or indirect contact or business dealings (through the supervision of other employees) in the twenty-four (24) months preceding the termination of Employee’s Service for any reason, or (ii) actual or potential customers and actual business partners of the Company and/or the Partnership about whom Employee learned Confidential Information in the twenty-four (24) months preceding the termination of Employee’s Service for any reason.
(f)    Employee specifically recognizes and affirms that the provisions of Section 6 are material and essential terms of this Agreement. Employee further acknowledges and agrees that if the restrictive covenants found in Section 6 are determined to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Employee and the Company, then the Company shall be entitled to receive from Employee all Restrictive Covenant Units held by Employee. In the event Employee has sold any or all of the Restrictive Covenant Units obtained under this Agreement, then the Company shall be entitled to receive from Employee a payment equal to the fair market value of the Restrictive Covenant Units on the date of sale, transfer or other disposition.
(g)    Employee acknowledges and agrees that the Company will suffer irreparable harm if Employee breaches any of the obligations under this Section 6, and that monetary damages would be impossible to quantify and inadequate to compensate the Company for such a breach. Accordingly, Employee agrees that in the event of a breach, or a threatened breach, by Employee of any of the provisions of this Section 6, the Company shall be entitled to seek, in addition to any other rights, remedies or damages available to the Company at law or in equity, a temporary and permanent injunction, without having to prove damages, in order to prevent or restrain any such breach, or threatened breach, by Employee, or by any or all of Employee’s partners, employers, employees, servants, agents, representatives and any other Persons directly or indirectly acting for, or on behalf of, or in concert with, Employee, and that the Company shall be entitled to seek all of its costs and expenses incurred in obtaining such relief including reasonable attorneys’ and client legal costs and disbursements.
(h)    Employee hereby agrees that all restrictions contained in this Section 6 are reasonable, valid, and necessary to protect the Company’s and the Partnership’s Confidential Information, goodwill, and proprietary business interests. Employee further agrees never to file any lawsuit, claim or counterclaim challenging or otherwise seeking to modify or restrict the covenants set forth in Section 6 of this Agreement; provided nothing herein shall prohibit or prevent Employee from filing an answer or asserting any affirmative defense in any proceeding or lawsuit initiated by any party against Employee. Nevertheless, if any of the aforesaid restrictions is found by a court having jurisdiction to be unreasonable, over broad as to geographic area or time or otherwise unenforceable, the Parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced. If any covenant or provision of this Section 6 is determined to be void or unenforceable in whole or in part, for any reason, it shall be deemed not to affect or impair the validity of any other covenant or provision of this Agreement, which shall remain in full force and effect. The provisions of this Section 6 shall remain in full force and effect notwithstanding the termination of this Agreement for any reason.
7.    Company's Property. Employee agrees to promptly make full written disclosure to the Company, hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all of Employee’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, during the term of employment with the Company (or any predecessor of the Company) that in any way are reasonably related to the Company’s existing or proposed business, products or research and development (collectively referred to as “Inventions”). Employee further acknowledges that all such original works of authorship made by Employee (solely or jointly with others) within the scope of and during the term of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Employee represents that Employee has no right, title or interest in any Inventions created prior to employment with the Company.
Employee represents that Employee has returned to the Company all written and electronic records, communications, reports, and other materials and data (whether or not they contain Confidential Information), including any copies or reproductions thereof, and all other property or tangible items, such as computer equipment, purchasing cards and telephone cards, that belong to the Company or the Partnership and are in Employee's possession or under Employee's control. After returning all such property, Employee shall delete or destroy all electronic copies located on his personal computer, iPad, Microsoft Surface, or other electronic device.
8.    Confidentiality of Agreement. Employee agrees not to discuss, disclose, or otherwise communicate any of the terms of this Agreement, including without limitation the amounts of the payments or other consideration provided, to anyone except to Employee’s attorney, tax advisor and Employee’s spouse, if any, or as required by law. Employee understands and agrees that, as a result of this binding promise of strict confidentiality, Employee may not hereafter discuss or otherwise communicate with, among other persons, any of the Company’s or the Partnership’s current or former employees regarding the terms, including the payments or other consideration, included in this Agreement. The foregoing restrictions in this Section 8 shall not apply to Employee’s utilization of internal Company or Partnership reporting procedures, or with respect to Employee’s communication with federal, state, or local governmental agencies as may be legally required or otherwise protected by law.
9.    Negative Statements By the Parties. Employee and Company shall refrain from either directly or indirectly making or publishing any oral or written statements about one another that would (i) libel, slander, disparage, denigrate, or ridicule the other; or (ii) constitute malicious, obscene, threatening, harassing, intimidating or discriminatory statements designed to harm the other. This Section shall apply to the Employee, his spouse, and to the Company’s officers and directors.
10.    Expense Reimbursement. Employee agrees that any expense reimbursements for expenses incurred during Employee's employment with the Company or the Partnership must be submitted for reimbursement within three (3) months of the Retirement Date. With regard to the required form for any reimbursement request and supporting documentation, the Company’s or the Partnership’s normal policies and rules apply. The Company or the Partnership retains its and their normal right to reject or approve expense reimbursements subject to its normal policies. Any expense reimbursements submitted by Employee more than three (3) months following the Retirement Date shall not be approved.
11.    Cooperation. For a period of twenty-four months following the term of the Consulting Agreement, Employee agrees to cooperate with the Company and/or the Partnership as reasonably requested by responding to questions and attending meetings and by cooperating with the Company, the Partnership and its or their accountants with respect to any business, accounting, audit, legal or regulatory issues of which Employee has knowledge. Additionally, Employee agrees to be available to assist as reasonably and expressly requested with respect to legal proceedings and disputes, litigation, and/or governmental proceedings (collectively the “Legal Proceedings”), including, attendance at preparatory meetings, depositions and mediations related thereto and cooperation with legal counsel. The Company and the Partnership agree to reimburse Employee for reasonable out-of-pocket expenses actually incurred for travel, meals, and lodging, in accordance with then existing policies and pay Employee an hourly rate for providing such services at $400 per hour.
Employee specifically recognizes and affirms that the provisions of Section 11 are material and essential terms of this Agreement.
12.    Non-Admission. This Agreement, and the payment of money and other consideration provided by Company under this Agreement, is not an admission or indication of any wrongdoing by the Company, the Partnership or Employee.
13.    Entire Agreement. Employee agrees that this Agreement, the Consulting Agreement and the Supplemental Release constitutes the complete agreement between the parties and that no other representations have been made by Company and that the terms hereof may not be modified except by a written instrument signed by the Company and Employee.
14.    Severability. In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect, except that if the entire Release found in Section 4 is determined to be unenforceable, then Company’s’ s promises made to Employee in Section 2 above shall be immediately null and void and any payments already paid shall be returned or reimbursed by Employee.
15.    Interpretation Under State Law. This Agreement shall be construed under the laws of the State of Texas without regard to any conflicts of law provisions thereunder.
16.    Headings. The headings used in this Agreement are inserted solely for convenience and shall not be used to interpret the meaning of this document.
17.    Knowing and Voluntary. By signing below, Employee knowingly and voluntarily accepts this Agreement and does so of Employee's own free will.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth below.

USA COMPRESSION GP, LLC

/s/Christopher W. Porter
Christopher W. Porter
Vice President, General Counsel & Secretary

Dated:	01/01/2025

EMPLOYEE

/s/Eric D. Long
Eric D. Long

Dated:	01/01/2025

Please return executed originals of this Agreement by regular mail to Christopher W. Porter, USA Compression Partners, 111 Congress Avenue, Suite 2400, Austin, Texas 78701